Exhibit 99.2

Hudson Acquisition I Corp. Announces Closing of $60 Million Initial Public Offering

NEW YORK, Oct. 18, 2022 /PRNewswire/ -- Hudson Acquisition I Corp. (NASDAQ: HUDA, the “Company”), a newly organized blank check company incorporated in Delaware, today announced the closing of its previously announced initial public offering of 6,000,000 units at $10.00 per unit. The units are listed on The NASDAQ Global Market (“NASDAQ”) and began trading under the ticker symbol “HUDAU” on October 14, 2022. Each unit consists of one share of common stock and one right to receive one-fifth (1/5) of a share of common stock upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the common stock and rights will be listed on NASDAQ under the symbols “HUDA” and “HUDAR,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 900,000 units offered by the Company to cover over-allotments, if any.

Chardan Capital Markets, LLC (“Chardan”) acted as the sole book-running manager in the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on October 14, 2022. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hudson Acquisition I Corp.

Hudson Acquisition I Corp. is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region except that the Company will not consummate an initial business combination with any entity being based in or having the majority of its operations in China (including Hong Kong and Macau). The Company affirmatively excludes as an initial business combination with a target company of which financial statements are audited by an accounting firm that the United States Public Company Accounting Oversight Board is unable to inspect for two consecutive years beginning in 2021.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as may be required by law.

Jiang Hui
Hudson Acquisition I Corp.
(347) 205-3126

SOURCE Hudson Acquisition I Corp.